Ohr Pharmaceutical Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Announces $1,100,000 Private Placement led by Existing Investors

NEW YORK, NY--(Marketwire – 12/19/11) - Ohr Pharmaceutical Inc. (OTCBB:OHRP-News), announced that on December 16, 2011 it sold 1,833,342 shares of its common stock to a group of institutional and accredited investors at a price of $0.60 per share, the closing bid price prior to the closing of the transaction. In addition, the investors will receive 916,678 warrants to purchase common stock exercisable at $0.65 for a five year period. The Company did not engage a placement agent for the transaction.

The estimated net proceeds to the Company from the offering were approximately $1.09 million. The Company intends to use the net proceeds from this offering to further the clinical development of its portfolio compounds, Squalamine eye drops and OHR/AVR118, and general corporate purposes.

“The Company’s ability to raise funds on favorable terms is a testament to the strong progress that has been made over the last year, highlighted by the successful reformulation of Squalamine for topical administration,” said Ira Greenstein, Chairman of the Board of Directors. “It is a very exciting time as the Company continues development on many fronts to address the needs of large patient populations.”

Dr. Irach B. Taraporewala, CEO of Ohr Pharmaceutical, added, “We are expecting an eventful 2012, with the initiation of a clinical trial of Squalamine eye drops for Wet Macular Degeneration and the completion of our Phase II OHR/AVR118 trial in cancer cachexia.”

About Ohr Pharmaceutical Inc.
Ohr Pharmaceutical Inc. (OTCBB:OHRP-News) (www.ohrpharmaceutical.com) is a pharmaceutical company dedicated to the clinical development of new drugs for underserved therapeutic needs in large and growing markets. The company is focused on two lead compounds: Topical Squalamine eye drops for the treatment of the wet form of age-related macular degeneration, and OHR/AVR118 for the treatment of cancer cachexia, currently being investigated in a Phase II trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Ohr will be able to sustain operations for expected periods. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr’s most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Ohr Pharmaceutical Inc.
Sam Backenroth
Vice President, Business Development
212-682-8452
sam@ohrpharmaceutical.com